Exhibit 99.1

News Release

Axcelis Announces CFO Transition

David Ryzhik Appointed Interim Chief Financial Officer

BEVERLY, Mass., March 12, 2026 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced that David Ryzhik, Senior Vice President of Investor Relations and Corporate Strategy, has been appointed Interim Chief Financial Officer, effective March 12. James Coogan is leaving the Company to pursue a CFO opportunity at a public company in a different industry and will remain with the Company through April 24 to ensure a smooth transition. Axcelis will initiate a search process with the assistance of a leading executive search firm to identify its next CFO.

President and CEO Russell Low said, “We are fortunate to have a leader like David available to step into the role of Interim CFO. David has deep knowledge of our business, strategy, financial operations and investor relations function, and he has played a significant role in our pending merger with Veeco. The Board and I are confident he is well positioned to continue driving his leadership role in the company as well as our finance organization during this transition.”

Dr. Low continued, “David also brings strong relationships with our financial stakeholders, and I look forward to working more closely with him to advance our financial priorities, drive disciplined execution, and capitalize on significant value creation opportunities in connection with our combination with Veeco.”

“I am honored to step into the Interim CFO role and intend to continue building on the momentum underway at Axcelis,” said Mr. Ryzhik. “Together with the leadership team, we will continue to focus on executing on our strategy, advancing our ongoing integration planning efforts with Veeco and driving long-term value for shareholders.”

Dr. Low added, “On behalf of the Board, I thank Jamie for his many contributions to the Company. During his tenure at Axcelis, he helped build a strong finance organization, drive operational discipline, and position the Company for value creation. We wish him all the best in his next chapter.”

Mr. Coogan said, “It has been a privilege to work alongside so many talented colleagues at Axcelis. I am confident that the Company is well positioned financially and strategically to deliver on its value creation objectives, and that David is the right interim leader to carry that work forward.”

News Release

About David Ryzhik

Mr. Ryzhik is a seasoned finance and investor relations executive with more than 20 years of experience across multiple industries. He has served as Senior Vice President of Investor Relations and Corporate Strategy at Axcelis since July 2024. Prior to joining Axcelis, Mr. Ryzhik was Vice President of Investor Relations at MKS Instruments and previously served as a Senior Equity Research Analyst at Susquehanna International Group and as a Senior Research Associate at Brean Capital. Earlier in his career, he held financial roles in public administration with the New York City Mayor’s Office of Management & Budget and the New York City Fire Department. Mr. Ryzhik holds a Master of Business Administration in Financial Management and a Bachelor of Business Administration in Finance and Accounting from Pace University’s Lubin School of Business and serves as a board member of the National Investor Relations Institute’s Boston Chapter.

About Axcelis

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

News Release

Contacts

Investor Relations Contact:

David Ryzhik

Senior Vice President and Interim Chief Financial Officer

Telephone: (978) 787-2352

Email: David.Ryzhik@axcelis.com

Press/Media Relations Contact:

Maureen Hart

Senior Director, Corporate & Marketing Communications

Telephone: (978) 787-4266

Email: Maureen.Hart@axcelis.com

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